                       SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                    FORM 8-K

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934


        Date of Report (Date of earliest event reported): August 2, 2000


                                   eSOFT, INC.

             (Exact name of registrant as specified in its charter)



           DELAWARE                      00-23527               84-0938960
(State or other jurisdiction of     (Commission File        (I.R.S. Employer
incorporation or organization)          Number)           Identification Number)



                      295 INTERLOCKEN BOULEVARD, SUITE 500
                           BROOMFIELD, COLORADO 80021
                                 (303) 444-1600
    (Address and Telephone Number of Registrant's Principal Executive Office)

ITEM 5. OTHER EVENTS

     Pursuant to that certain Stock and Warrant Purchase and Investor Rights Agreement (the "Agreement") dated April 26, 2000 between eSoft, Inc. ("eSoft") and Gateway Companies, Inc. ("Gateway"), Gateway purchased a total of 1,281,591 shares of eSoft common stock at a per share purchase price of $19.507 per share. Gateway paid one-half ($12.5 million) of the purchase price on April 27, 2000, and was obligated to pay to eSoft the remaining half of the purchase price (an additional $12.5 million) on July 25, 2000. As of August 2, 2000, Gateway had not made this payment to eSoft. A stock certificate for 640,795 shares, or approximately one-half of the shares purchased by Gateway, is currently being held in escrow by Norwest Bank Colorado National Association and cannot be released by the escrow agent without eSoft's consent. In addition, eSoft is currently in possession of an irrevocable proxy executed by Gateway giving eSoft the power to vote the 640,795 shares of eSoft common stock held in escrow.

     eSoft has been in discussions with Gateway regarding the timing and terms of the $12.5 million deferred purchase price, but has not come to any resolution with Gateway regarding this matter. eSoft is continuing to pursue discussions with Gateway, but no assurance can be given regarding the likely outcome of these discussions. eSoft is also considering what specific actions it will take with respect to the Gateway payment obligation, which may include the pursuit of legal remedies.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.


                                    eSoft, Inc.



Date:  August 3, 2000               By: /s/ Jeffrey Finn
                                       ------------------------------
                                    Name:  Jeffrey Finn
                                    Title: President and Chief Executive Officer